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                                                                   EXHIBIT 99.10
 [NRG LOGO]
                                                                            NEWS
                                                                         RELEASE
FOR IMMEDIATE RELEASE

NRG ENERGY REAFFIRMS ITS $1.35 EPS FORECAST; ACQUIRES NEVADA PLANT; AND ENDS PURSUIT OF CONNECTICUT PLANT DEAL


MINNEAPOLIS (SEPTEMBER 20, 2001)--NRG Energy, Inc. (NYSE: NRG) today reconfirmed that it is on target to deliver $1.35 in earnings per share (EPS) for 2001. NRG also announced it has acquired a 50 percent interest in the Saguaro Generating Station from Edison Mission Energy. In addition, NRG announced its decision to stop pursuing the acquisition of two Connecticut plants from Wisvest Connecticut LLC.

"We, as a country, face some uncertain economic times but NRG's strategies serve us well in times of economic uncertainty," said David H. Peterson, chairman, CEO and president of NRG. "Our diverse portfolio keeps us from being overly reliant on any one type of generation, fuel type or geographic market. Our strategies put NRG in a better position to minimize the potential impact of economic conditions in a particular region of the world or take advantage of opportunities that exist in other regions."

Peterson continued, "As a result of our diversity strategies, we believe we'll deliver 25 percent earnings growth per year for 2002 and beyond. Also critical to sustained earnings growth is the risk mitigation provided by NRG's high level of contracted electricity and fuel."

In another development, NRG and Wisvest have mutually agreed to stop pursuing their transaction concerning the New Haven and Bridgeport Harbor Stations. NRG decided to end its efforts in the face of insurmountable regulatory obstacles related to market power concerns, in southwestern Connecticut, raised by the State's Attorney General.

"NRG regrets that we will not be able to conclude the Wisvest transaction as we believed it offered substantial environmental and economic benefits to both NRG and Connecticut ratepayers," said Peterson. "NRG had plans to install environmental controls that would have reduced sulfur emissions by 90 percent at the Bridgeport facility."

Peterson added, "However, NRG has built balance and optionality into our diverse portfolio. When NRG faces obstacles, such as in Connecticut, we look to other opportunities that might not have been in our original plan, but meet our overall strategy and maintain our EPS estimates. Because of our diverse portfolio we often can counteract performance downturns in one part of the world through upsides in other parts."

NRG also announced it had acquired a 50 percent interest in the 105 megawatt
(MW) combined cycle, QF Saguaro project. Located in Henderson, just outside Las Vegas, the Saguaro project is NRG's first Nevada-based acquisition. The plant, already in operation, provides electricity and steam to Nevada Power and two commercial operations, respectively. Terms of the transaction were not disclosed.

Additionally, NRG had planned to provide greater detail concerning NRG's diverse portfolio and robust strategies at its Equity Analyst/Investor Conference, rescheduled for October 11 and 12 in Minneapolis.

"We look forward to using the Investor Conference to provide more details on how we will achieve our 25 percent per year earnings growth and why NRG is an excellent investment value," said Leonard A. Bluhm, NRG chief financial officer.

NRG is a leading global energy company engaged primarily in developing, constructing, acquiring and operating power generation facilities. The company's operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse-derived fuel.

The information in this news release includes forward-looking statements in addition to historical information. Forward-looking statements above include, but are not limited to, expected earnings and future growth and financial performance. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct.



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Factors that could cause NRG's actual results to differ materially from those contemplated above include, among others, factors affecting power generation operations such as unusual weather conditions, unscheduled generator outages, unanticipated changes in fuel costs or availability and environmental incidents; changes in government regulation or the implementation of government regulations, including pending changes within or outside of California as a result of the California energy crisis, which could result in NRG's failure to obtain regulatory approvals required to close project acquisitions, and which could adversely affect the continued deregulation of the electric industry; unanticipated developments in the California energy market, including defaults on amounts due and adverse results in current or future litigation; risks associated with the timely completion of development projects, including obtaining competitive contracts and construction delays; and factors affecting the availability or cost of capital, such as changes in interest rates and market perceptions of the power generation industry, NRG or any of its subsidiaries.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG's actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding these risks and uncertainties, review NRG's filings with the Securities and Exchange Commission.

            MORE INFORMATION ON NRG IS AVAILABLE AT WWW.NRGENERGY.COM

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Contacts:         Meredith Moore
                  Media Relations
                  612.373.8892

                  Rick Huckle
                  Investor Relations
                  612.313.8900